Exhibit 10.16

STRICTLY PRIVATE AND CONFIDENTIAL

Kieran Murphy

December 21, 2021

SETTLEMENT AGREEMENT WITHOUT PREJUDICE AND SUBJECT TO

CONTRACT

Dear Kieran:

Following our recent discussions, I am writing to confirm the terms that you have agreed with GE Healthcare UK Limited (the “Company”) in connection with your departure from the Company.

Termination of Employment

1.

Your employment with the Company will end by reason of retirement on 30 September 2023 (the “Departure Date”). You will continue to be paid your base salary and receive your contractual health and welfare benefits, as described in paragraph 2 below, up to the Departure Date, when all such benefits will cease. Your final salary payment will be adjusted to take account of any deduction or additional payment which is due from or to you under the terms and conditions of FlexChoice, in relation to holiday for the current leave year, your health account (if you have one) and the cycle to work scheme (if you participate in this). Any such final salary adjustments do not constitute pensionable earnings.

2.	From 1 January 2022 until the Departure Date, you will be placed on “garden leave,” during which the following terms will apply:

•

you will continue to receive your current base pay and your health and life benefits, but you shall not receive pension contributions except to the extent required by applicable local law and you shall not be eligible to participate in the AEIP plan or receive any LTIP awards;

•

all salary payments shall be subject to such deductions as the Company is obliged by law to make and you agree that the Company may also deduct from such payments any outstanding sums owed by you to the Company;

•	you will not be required to attend work or carry out any duties unless otherwise instructed;

•	you should not contact any employees, customers, clients and/or suppliers of any GE company without prior approval;

•

you will continue to be bound by the terms of your contract of employment, and continue to owe the Company duties commensurate with your position as a senior employee including, but not limited to, your duties of fidelity and confidentiaIity;

•	you should ensure that you are readily contactable and able on reasonable notice to attend work if required;

in accordance with your ongoing obligations as a senior employee you shall not:

a.

accept any employment or any other form of engagement with any third party that is competitive with the Company. For purposes of this provision, Competitive is defined as any work in the areas of imaging (and associated digital technology applications), contrast agents, life care solutions (monitoring, anaesthesia and MIC), image guided surgery, and horizonal technologies that integrate the GEHC portfolio digitally or diagnostics that integrate with current GEHC technologies. For purposes of clarifying the above, the term competitive shall not include (i) Pharma, Biopharma, genomics, digital pathology, or EMR/EHR and diagnostics that fall outside of the specific areas of interest of GE’s POX businesses, long as it does not result in a direct competitive offering or feature set that directly competes with GEHC, or (ii) any non-competitive board or trustee positions, as long as you receive the Company’s prior consent.

b.

whether on your own behalf or in conjunction with any other person or third party, directly or indirectly, solicit or encourage any employee of a GE Group Company to terminate his or her employment relationship with such GE Group Company or accept any other employment outside of the GE Group;

c.

whether on your own behalf or in conjunction with any other person or third party, directly or indirectly, solicit or encourage any customer or client of the GE Group to (i) terminate any commercial arrangement in place with any GE Group Company and/or (ii) enter into a commercial arrangement with any third party.

3.

You acknowledge that the Company’s decision to enter into the arrangements set out in this agreement, and in particular in relation to the duration of the garden leave period referred to at clause 2 above, are subject to and in reliance on the following conditions being met:

a.	you having complied with and not having materially breached any of the terms of this agreement and having returned a signed copy of the Advisor’s Certificate attached at Schedule 1; and

b.

you entering into the further agreement Second Settlement Agreement (‘the Second Settlement Agreement’) in the form attached at Schedule 3 on or within 7 days of the Departure Date and having returned a signed copy of the Advisor’s Certificate in the form attached to that agreement.

4.

In the event that, in breach of your obligations under this agreement, you fail to comply with either one of the conditions set out at clause 3 above, the Company reserves the right to (i) immediately terminate the arrangements set out in this agreement, and (ii) withhold from any outstanding monies, stock or stock options such sums at it considers to be reasonable and appropriate in order to compensate it and/or the GE Group in respect of any damages it or they suffer or may suffer as a consequence of such breach. Where these damages exceed or may exceed any amounts owed to you, the Company shall be entitled to recover any excess from you as a debt immediately on demand. For the avoidance of doubt, this clause shall not prevent the Company and/or any GE Group Company from seeking other appropriate legal remedies (including but not limited to injunctive relief) in the event that you breach one or more of the other provisions in this agreement.

Benefits

5.

Your cover under the GE Medical Plan will cease upon the Departure Date. CIGNA may be able to arrange for you to continue to participate by paying your own subscription. To arrange for a quotation, you should contact Cigna.

6.	Willis Towers Watson will provide you separately with a statement of your accrued pension benefits up to the Departure Date and the options available to you.

7.	You may continue to avail himself of the services of a financial planner until December 31, 2021.

Bonus

8.

You will remain eligible to participate in the 2021 AEIP bonus scheme, such amount to be determined and paid in the normal course per the rules of the scheme, subject to business approval. When assessing the value of any award your personal performance will be assessed at 100%, and you will be treated in the same way as other eligible employees in relation to the value of the pool funding. Any award will be paid on the normal bonus payment date subject to PAYE deductions and you shall be responsible for any further tax and employee’s National Insurance contributions due in respect of any award. Nothing in this clause shall create a contractual entitlement to any bonus nor shall it affect the discretionary status of the plan.

Stock Options/RSUs/PSUs (a chart showing all outstanding equity is attached)

9.	Stock Options. Any unvested stock options will vest and be exercisable in accordance with the terms of the respective awards.

10.	RSUs. The restrictions on any RSUs (other than your September 3, 2020 Special RSU Award) will lapse (i.e, those RSUs will be vested) in accordance with the terms of the respective awards.

11.

September 3, 2020 Special RSU Award. Upon your departure day, 50% of your 2020 Special RSU Award will vest. For the avoidance of doubt, the other fifty percent (50%) of the RSUs granted on September 3, 2020 will be cancelled as of the Departure Date.

12.

PSUs. The restrictions on any PSUs will lapse in accordance with the terms of their respective awards, contingent upon satisfying the performance conditions and other provisions set forth in such PSUs.

Expenses

13.

You agree to reconcile and/or submit any outstanding expenses (cash and/or corporate credit card) in line with the Company’s T&L procedure together with supporting receipts on or before the Departure Date. You acknowledge and agree that you will forfeit any right to recover any expenses not claimed for by the Departure Date.

Legal Fees

14.

The Company will pay your reasonable legal fees up to a maximum of £4,500 (inclusive of VAT) incurred by you in obtaining advice on the terms of this agreement. Payment will be made direct to your legal advisor upon receipt from your legal advisor of an invoice addressed to you but marked payable by the Company.

Return of Company Property

15.

You confirm that you will return on or before the Departure Date all property belonging to the Company and the GE Group in your possession which may include but not limited to: computer, computer records, printer, laptop, blackberry, mobile phone, corporate credit card, security pass, keys, company car and any other property or documents (both hard copy and electronic form) belonging to or relating to the business of the Company or the GE Group and/or any customers or clients of the Company or the GE Group (together with all copies).

Payment of Tax

16.

You agree to be responsible for and to indemnify and keep indemnified the Company and the GE Group from and against all liabilities to taxation/PAYE and/or employee national insurance contributions in respect of any of the payments or benefits provided under the terms set out in this agreement (and any related interest, penalties, costs and expenses) other than in respect of tax which is actually deducted at source by the Company and any interest or penalties arising as a result of the Company’s failure to account for such tax. The Company shall give you reasonable notice of any demand for tax which may lead to you incurring liabilities pursuant to this Clause and you shall have an opportunity, at your own expense to challenge any such demand provided that nothing in this clause shall prevent the Company from complying with its legal obligations with regard to HM Revenue and Customs or other competent body.

Continuing Obligations

17.

You will continue to be bound by the terms of the Employee Innovation and Proprietary Information Agreement or equivalent Confidentiality/Non Disclosure Agreement signed by you when or after you were hired by the Company.

18.

In particular, during your employment you had access to confidential information and trade secrets concerning the business, operations, processes and affairs of the Company and/or the GE Group and its suppliers, customers, agents and employees which is commercially sensitive and which, if disclosed, may cause significant damage to the Company or the GE Group (“Confidential Information”). You agree that you shall not directly or indirectly (except as authorised by the Company or as required by law) at any time after the Departure Date (howsoever arising), use or disclose to any person, company or other organisation (and shall use your best endeavours to prevent the publication or disclosure of) any Confidential Information or any information in respect of which the Company or any GE Group owes an obligation of confidentiality to a third party which may come to your knowledge during your employment or otherwise. This restriction shall not apply to any information that is already in, or comes into, the public domain other than through your direct or indirect unauthorised disclosure, solely or through any third party.

19.

You agree to keep the terms of this agreement confidential and not disclose them to any persons (directly or indirectly) except to a professional adviser and your spouse/partner in confidence or except as may be required by law or by a competent regulatory authority or ordered by a court of competent jurisdiction or with the Company’s prior written consent. You shall be entitled to discuss the circumstances of your departure (without reference to this agreement or its terms) with an employment agency or prospective employer for the purposes of discussing your employment history. The Company agrees to keep the terms of this agreement confidential and not disclose them to any persons (directly or indirectly) except to a professional adviser or except as may be required by law or by a competent regulatory authority or ordered by a court of competent jurisdiction or on a need to know basis within the GE Group (including to bring the terms of the Agreement into force) or with your prior written consent.

20.

You agree, subject to any obligations you may have under applicable law, not to make or cause to be made any statements that disparage, are inimical to or damage the reputation of the Company, the GE Group and/or any Third Party.

21.	You agree that if you accept another position within the GE Group prior to the Departure Date then all commitments to make payments to you shall be null and void.

22.

You agree to co-operate fully with the Company and/or any GE Group Company or its advisers (as a witness or otherwise) in relation to any internal investigation or other enquiry or any investigation or other enquiry by a regulatory authority in relation to the Company and/or any GE Group Company or any litigation brought by or against the Company or any GE Group Company in any case relating to matters with which you were involved during your employment with the Company. The Company shall reimburse any reasonable expenses incurred by you as a consequence of complying with your obligations under this clause, including loss of earnings, provided that such expenses are approved in advance by the Company.

Resignation from offices

23.

You agree that you shall resign either immediately or on such timeline as instructed from any office, trusteeship or position that you hold in the Company or on the Company or any Group Company’s behalf.

24.

You irrevocably appoint us to be your attorney in your name and on your behalf to sign, execute or do any such instrument or thing and generally to use your name in order to give us (or our nominee) the full benefit of the provisions of this clause.

Settlement

25.

The arrangements set out in this agreement are in full and final settlement of all and any claims, costs, expenses or rights of action (“Claims”) of any kind whatsoever or howsoever arising (whether arising under common law, statute or otherwise and whether arising in the United Kingdom or in any other country in the world or any claims arising under any directive or other legislation applicable in the United Kingdom by virtue of the United Kingdom’s former membership of the European Union) which you have or may have against the Company or any director, officer, employee or agent (past or present) of the Company or any GE Group Company or the trustees of any retirement benefits scheme or employee benefit trust of any GE Group Company and whether arising directly or indirectly out of or in connection with your contract of employment with the Company, its termination or otherwise but excluding any claims by you to enforce this agreement, and any accrued pension rights and personal injury claims except where you are currently aware of any facts or circumstances which do or which may give rise to the claim, and in the case of personal injury, which may be brought under the discrimination legislation.

In particular, but without limitation, the waiver and release in this paragraph extends to any claim for damages for breach of contract and any statutory claims you have or may have for: unfair dismissal; a statutory redundancy payment; unlawful deductions from wages; payment in lieu of accrued holiday; equal pay or equality of terms; less favourable treatment/discrimination/harassment/detriment/
victimisation on the grounds of sex, race, nationality, colour or ethnic origin or age (the “Specific Claims”). The Specific Claims are claims which it is recognised that you have or may have arising out of the circumstances surrounding your employment and/or its termination.

26.

The ‘Settlement’ clause above applies to all present and future Claims (including without limitation the Specific Claims) and shall have effect irrespective of whether or not you are or could be aware of such Claims at the date of this agreement and irrespective of whether or not such Claims are in the express contemplation of you and the Company at the date of this agreement (including such Claims of which you become aware after the date of this agreement in whole or in part as a result of the commencement of new legislation or the development of common law or which arise after the date of this agreement).

27.

It is expressly agreed that except as expressly provided for in this agreement the Company and any director, officer, employee or agent (past or present) of the Company or any GE Group Company or the trustees of any retirement benefits scheme or employee benefit trust of any GE Group Company shall have no further obligation to you and you shall have no further entitlement under your contract of employment or under any profit sharing, incentive, bonus or share option arrangements, or otherwise save in respect of accrued pension rights.

Warranties and Representations

28.	You hereby warrant and represent that:

a.

you are not aware of any facts or circumstances which might give rise to any claim by you against the Company, the GE Group or any director, officer, employee or agent (past or present) of the Company or any GE Group Company or the trustees of any retirement benefits scheme or employee benefit trust of any GE Group Company other than those claims that you or your adviser on your behalf have expressly raised in open correspondence with the Company or the Company’s adviser acting on its behalf;

b.

you have not and will not commence any legal or arbitration proceedings of any nature against the Company, any successor of the Company, the GE Group or any director, officer, employee or agent (past or present) of the Company or any GE Group Company or the trustees of any retirement benefits scheme or employee benefit trust of any GE Group Company in any jurisdiction arising out of or in connection with your employment with the Company, any alleged continuation of your employment, its termination or otherwise save for the purposes of enforcing the terms of this agreement, in respect of any accrued pension rights or in respect of such personal injury claims as are specifically excluded from the ‘Claims’ in the Settlement clause above;

c.	you have not committed any fundamental breach of your contract of employment which would entitle the Company to terminate your employment without notice; and

d.

you have disclosed to the Company any information in your possession concerning any and all conduct involving the Company or any GE Group Company that you have any reason to believe is or may be unlawful or violates company policy in any respect.

29.	You acknowledge that the Company has agreed the terms of this agreement in reliance on the warranties and representations set out in the ‘Warranties and Representations’ clause above.

Indemnity Clause

30.

lf you breach any material provision of this agreement or pursue a claim against the Company or any Group Company or any successor of the Company arising out of your employment, any alleged continuation of your employment, or its termination, other than those that are specifically excluded under the Settlement clause above, you agree to indemnify the Company for any losses suffered as a result thereof, including (but not limited to) all reasonable legal and professional fees incurred.

Legal Advice

31.	You confirm that:

a.

you have received advice from Peter De Maria of Doyle Clayton a relevant independent adviser for the purposes of Section 203 of the Employment Rights Act 1996, as to the terms and effect of this agreement and, in particular, its effect on your ability to pursue your rights before an employment tribunal including, without limitation, in relation to the Specific Claims;

b.

the relevant independent adviser advised you that there was in force, at the time you received the advice referred to in this clause, a contract of insurance or an indemnity provided for members of a profession or professional body covering the risk of a claim by you in respect of any loss arising as a result of that advice; and

c.	you will procure for the Company a certificate signed by the relevant independent adviser in the form attached hereto.

32.	This agreement satisfies the conditions for regulating settlement agreements/contracts under the relevant provisions of the Employment Statutes.

Definitions

33.	For the purposes of this agreement the following words and phrases shall have the meanings set out below:

a.	“GE Group” includes any firm, company, business entity or other organisation:

•	which is directly controlled by the Company; or

•	which directly or indirectly controls the Company; or

•	which is directly or indirectly controlled by a third party who also directly or indirectly controls the Company; or

•

of which the Company or any GE Group Company referred to above owns or has a beneficial interest (whether directly or indirectly) in 20% or more of the issued share capital or 20% or more of the capital assets.

b.	“GE Group Company” and “GE Group Companies” have the corresponding meaning.

c.	“Control” has the meaning set out in s.416 Income and Corporation Taxes Act 1988 (as amended).

d.

“Employment Statutes” means Employment Rights Act 1996, Sex Discrimination Act 1975, Race Relations Act 1976 or the Disability Discrimination Act 1995 and any claim under the Trade Union and Labour Relations (Consolidation) Act 1992, the National Minimum Wage Act 1998, the Part-time Workers (Prevention of Less Favourable Treatment) Regulations 2000, the Working Time Regulations 1998, the Human Rights Act 1998, the Employment Relations Act 1999, the Transnational Information and Consultation of Employees Regulations 1999, the Fixed term Employees (Prevention of Less Favourable Treatment) Regulations 2002, the Employment Equality (Religion or Belief) Regulations 2003, the Employment Equality (Sexual Orientation) Regulations 2003, Part VIII of the Information and Consultation of Employees Regulations 2004, the European Public Limited-Liability Company Regulations 2004, the Transfer of Undertakings (Protection of Employment) Regulations 2006, the Schedule to the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006 and the Employment Equality (Age) Regulations 2006 and the Equality Act 2010.

General

34.

This agreement does not constitute an admission by the Company that it has breached any law or regulation, or that you have any claims against the Company or any director, officer, employee or agent (past or present) of the Company or any GE Group Company or the trustees of any retirement benefits scheme or employee benefit trust of any GE Group Company.

35.

Those provisions in your contract of employment which are stated to apply after the termination of your employment, including but not limited to those listed in this agreement, are hereby restated and will continue in full force and effect.

36.

This agreement contains the whole agreement between the parties relating to the subject matter of this agreement at the date of signing to the exclusion of any terms implied by law which may be excluded by contract and supersedes any previous written or oral agreement between the parties in relation to the matters dealt with in this agreement.

37.	Nothing in this agreement shall preclude you from making a protected disclosure in accordance with the Employment Rights Act 1996.

Governing Law and Jurisdiction

38.

Any director, officer, employee or agent (past or present) of the Company or any GE Group Company or the trustees of any retirement benefits scheme or employee benefit trust of any GE Group Company (each a “Third Party”) shall be entitled to enforce the benefits conferred on it by this agreement. No person who is not a Third Party shall have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this agreement. The consent of a Third Party shall not be required for the variation or termination of this agreement, even if that variation or termination affects the benefit(s) conferred on any Third Party.

Please sign and return this letter, together with the signed Adviser’s Certificate in the form attached. On both parties signing this letter, it will no longer be “without prejudice and subject to contract” and will become an open document evidencing a binding agreement between you and the Company.

Your Sincerely,

Kevin Cox

For and on behalf of GE Capital Europe Limited

I understand and agree to the terms set put above.

Kieran Murphy Date